                                                                    Exhibit 23.1




                          Independent Auditors' Consent



The Board of Directors
Stonepath Group, Inc.:


We consent to the use of our report dated February 25, 2003, except as to Note 17, which is as of March 10, 2003, with respect to the consolidated balance sheets of Stonepath Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                    KPMG LLP

Philadelphia, Pennsylvania
May 28, 2003